Filed pursuant to Rule 433 of the Securities Act of 1933

Registration Statement No. 333-188525

Issuer Free Writing Prospectus, dated June 12, 2013

Bell Canada

Series M-27 Debentures

Final Term Sheet

Issuer:	Bell Canada (the “Company”).

Guarantor:	BCE Inc. (the “Guarantor”).

Guarantee:	Unconditionally guaranteed as to payment of principal, interest, and other payment obligations by the Guarantor.

Issue:	Series M-27 Debentures (the “Debentures”) issued pursuant to a Short Form Base Shelf Prospectus dated May 17, 2013, a Prospectus Supplement dated June 12, 2013 and a Pricing Supplement dated June 12, 2013.

Term:	7 Years

Principal Amount:	CAD$1,000,000,000.00

Credit Ratings*:	DBRS: A(low) (stable) S&P: BBB+ (stable) Moody’s: Baa1 (stable)

Ranking:	The Debentures will be unsecured and will rank pari passu with all other unsecured and unsubordinated indebtedness of Bell Canada.

Pricing Date:	June 12, 2013

Settlement Date:	June 17, 2013 (T+3)

Maturity Date:	June 17, 2020

Coupon:	3.25% per annum, payable in equal semi-annual instalments in arrears on June 17 and December 17, commencing December 17, 2013.

GoC Curve:	Interpolation between GoC 3.50% June 1, 2020 and GoC 3.25% June 1, 2021.

GoC Benchmark:	GoC 3.50% June 1, 2020.

GoC Benchmark Price:	$110.39

GoC Benchmark Yield:	1.898%

Credit Spread:	+136 bps versus the GoC Curve.

Curve Adjustment:	0.4 bps

Re-offer Yield:	3.262%

Issue Price:	$99.925 per $100 principal amount.

Commission:	$0.37 per $100 principal amount.

Net Proceeds:	CAD $995,550,000.00

Use of Proceeds:	The net proceeds of the offering are intended to be used for general corporate purposes, including the repayment of short term debt, which indebtedness was incurred for general corporate purposes, and funding a portion of the purchase price of approximately $3.0 billion for all of the issued and outstanding shares of Astral Media Inc. that BCE proposes to acquire.

Change of Control:	101% put upon the occurrence of both a Change of Control and Rating Event.

Redemption:	Greater of par (ie. 100% of the principal amount thereof) and the Canada Yield Price (GoC +34 bps).

Form & Denomination:	Book entry only through participants in CDS.

Filed pursuant to Rule 433 of the Securities Act of 1933

Registration Statement No. 333-188525

Issuer Free Writing Prospectus, dated June 12, 2013

Bell Canada

Series M-27 Debentures

Final Term Sheet

CUSIP/ISIN:	07813ZBD5 / CA07813ZBD56

Syndicate:

CIBC World Markets Inc.

National Bank Financial Inc.

Scotia Capital Inc.

BMO Nesbitt Burns Inc.

Desjardins Securities Inc.

Merrill Lynch Canada Inc.

RBC Dominion Securities Inc.

TD Securities Inc.

Barclays Capital Canada Inc.

Citigroup Global Markets Canada Inc.

Casgrain & Company Limited

Joint Lead Agent and Bookrunner Joint Lead Agent and Bookrunner Joint Lead Agent and Bookrunner Co-agent Co-agent Co-agent Co-agent Co-agent Co-agent Co-agent Co-agent

*	A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Company has filed a registration statement (including a prospectus supplement and a prospectus and certain documents incorporated by reference therein) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read these documents for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may request them by calling toll-free to CIBC World Markets Corp. at 1-800-282-0822, National Bank of Canada Financial Inc. at 1-866-756-6407 or Scotia Capital (USA) Inc. at 1-800-372-3930.